Exhibit 99.1

Natera Reports Fourth Quarter and Fiscal Year 2017 Financial Results

SAN CARLOS, Calif., March 13, 2018 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the fourth quarter and fiscal year ended December 31, 2017 and provided an update on recent business progress.

Recent Accomplishments & Highlights

•                  Signed $50.0 million next-generation sequencing agreement with QIAGEN, Inc, with $40.0 million cash received upfront, $10.0 million in development and commercial milestones, and ongoing royalties on QIAGEN next-generation sequencing revenues.

•                  Processed approximately 137,800 tests, including approximately 129,700 tests accessioned in Natera’s laboratory and 8,100 units processed through the Constellation software platform (Constellation units), in the fourth quarter of 2017, compared to approximately 117,500 tests processed, including approximately 112,400 tests accessioned and 5,100 Constellation units, in the fourth quarter of 2016, an increase in total units processed of approximately 17%.

•                  Approximately 515,200 tests were processed, including approximately 486,000 tests accessioned and 29,200 Constellation units, in 2017, compared to approximately 447,600 tests processed, including approximately 430,600 tests accessioned and 17,000 Constellation units, in 2016, an increase in total units processed of approximately 15%.

•                  Processed approximately 97,000 Panorama tests in the fourth quarter of 2017 compared to approximately 88,600 Panorama tests processed in the fourth quarter of 2016, an increase of approximately 10%. Approximately 366,000 Panorama tests were processed in 2017, compared to approximately 343,200 Panorama tests processed in 2016, an increase of approximately 7%.

•                  Accessioned approximately 34,400 Horizon carrier screening (HCS) tests in the fourth quarter of 2017 compared to approximately 22,100 HCS tests accessioned in the fourth quarter of 2016, an increase of approximately 56%. Approximately 124,800 HCS tests were accessioned in 2017, compared to 81,000 HCS tests accessioned in 2016, an increase of approximately 54%.

•                  Generated total revenues of $53.8 million in the fourth quarter of 2017 compared to $49.3 million in the fourth quarter of 2016, an increase of approximately 9%. Revenues in Q4 were affected by approximately $4.0 million in one-time delays in payments related to implementation of new prior authorization requirements.

•                  Revenues for 2017 were $210.9 million compared to $217.1 million for 2016, a decrease of approximately 3%.

•                  Signed agreements with 11 leading pharmaceutical companies to use Signatera™ (RUO) to analyze and track mutations specific to an individual’s tumor in pilot studies since August 2017.

“We were pleased to see strong volume growth in Q4,” said Matt Rabinowitz, Natera’s Chief Executive Officer. “We are very excited to partner with QIAGEN, as the company shares our commitment to providing customers with actionable clinical assays leveraging next-generation sequencing.”

Fourth Quarter and Year Ended December 31, 2017 Financial Results

Total revenues were $53.8 million compared to $49.3 million for the fourth quarter of 2016, an increase of 9%, driven primarily by increased volume of tests processed and partially impacted by reduced average selling price of tests resulting from Natera’s transition to in-network contracts with payers. Tests processed were approximately 137,800 in the fourth quarter of 2017, compared to approximately 117,500 tests processed in the fourth quarter of 2016, including Constellation units, which represents an increase of approximately 17%. In the three months ended December 31, 2017, Natera recognized revenue on approximately 75,200 tests, of which 53,600 tests and 19,500 tests were related to Panorama and HCS, respectively. Fifty percent of these 75,200 tests were accessioned within the same quarter.

Total revenues for 2017 were $210.9 million, compared to $217.1 million for 2016, a decrease of 3%. The decrease was primarily driven by the combined effect of lower average selling price collected from in-network payers for Panorama, partially offset by increased volume of HCS tests accessioned. In addition, revenues were reduced in the fourth quarter by an estimated $4.0 million due to a one-time delay in claims submissions to payers, driven by changes in prior authorization policies. Tests processed were approximately 515,200 in 2017, compared to approximately 447,600 tests processed in 2016, including Constellation units, which represents an increase of approximately 15%. In 2017, Natera recognized revenue on approximately 268,800 tests, of which 196,100 tests and 65,000 tests were related to Panorama and HCS, respectively. Eighty percent of these 268,800 tests were accessioned within the same year. Comparing to the prior year, Natera recognized revenue on approximately 220,400 tests, of which 180,800 tests and 32,600 tests were related to Panorama and HCS, respectively. Eighty-three percent of these 220,400 tests were accessioned within the same year.

Gross profit for the three months ended December 31, 2017 was $17.0 million, representing a 32% gross margin, compared to $11.3 million, representing a 23% gross margin in the same period of the prior year.* Excluding the one-time impact of delayed claims submission in the fourth quarter of 2017, gross profit for the months ended December 31, 2017 would have been $4.0 million higher, or $21.0 million, representing a 36% gross margin. Gross profit for 2017 was $71.3 million, representing a 34% gross margin, compared to $81.5 million in 2016, representing a gross margin of 38%. Gross margins increased in the fourth quarter of 2017 compared to the same period of the prior year primarily due to increased test volumes with lower in-network pricing, cost savings from workflow streamline following our transition to Version 3 of Natera’s Panorama test, and an increase in the proportion of tests performed in prior periods that were recognized as revenue in the current quarter. Gross margin for 2017 decreased compared to 2016, primarily attributable to lower Panorama revenues driven by reduced average selling price with in-network payers despite its volume increase, and increased costs associated with HCS volume growth in 2017. Excluding the one-time impact of delayed claims submission in the fourth quarter of 2017, gross profit for 2017 would have been $4.0 million higher, or $75.3 million, representing a 35% gross margin.

Total operating expenses, representing research and development expenses, and selling, general and administrative expenses, for the fourth quarter of 2017 were $62.0 million, an increase of 27% compared to $49.0 million in the same period of the prior year. Total operating expenses for 2017 were $205.4 million, an increase of 15% from $178.0 million in 2016. The increase in both the quarter and year ended December 31, 2017 over the respective prior periods was driven primarily by an increase in personnel-related expenses, expenses associated with ongoing clinical trials and research, and higher facility and related costs.

Loss from operations for the fourth quarter of 2017 was $44.9 million compared to $37.7 million for the same period of the prior year. Loss from operations in the fourth quarter was increased by an $11.4 million legal settlement recorded in the quarter. Loss from operations for 2017 was $134.0 million compared to $96.5 million in 2016.

Net loss for the fourth quarter of 2017 was $45.5 million, or ($0.87) per diluted share, compared to net loss of $37.9 million, or ($0.72) per diluted share, for the same period in 2016. Weighted average diluted shares outstanding were 54.2 million for the fourth quarter of 2017. Net loss for 2017 was $136.3 million, or $(2.56) per diluted share, compared to net loss of $95.8 million, or $(1.86) per diluted share, for 2016. Weighted average diluted shares outstanding were 53.6 million for the year ended December 31, 2017.

At December 31, 2017, Natera held $119.3 million in cash, cash equivalents, short-term investments, and short-term and long-term restricted cash, compared to $147.6 million as of December 31, 2016. As of December 31, 2017, Natera had a total outstanding debt balance of $123.2 million, which was comprised of $50.1 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $73.1 million under its $100 million debt facility with OrbiMed Advisors, compared to $49.6 million with accrued interest under its UBS line of credit as of December 31, 2016. The UBS line is secured by Natera’s investment portfolio, which is designed to yield higher returns than the borrowing rate Natera incurs in order to fund current operations.

2018 Financial Outlook

Natera anticipates 2018 total revenues of $250 million to $275 million**; 2018 cost of revenues to be approximately 60% to 65% of revenues; selling, general and administrative costs to be approximately $140 million to $150 million; research and development costs to be $50 million to $55 million, and net cash burn to be $40 million to $60 million***.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Revenues for 2018 were estimated based on the new revenue guidance under Accounting Standards Codification (ASC) Topic 606, which will be effective for us in the first quarter of 2018.

*** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2018 to be between $35 million and $55 million) and GAAP net purchases of property and equipment (estimated for 2018 to be approximately $5 million).

About Natera

Natera is a genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers a host of proprietary genetic testing services to inform physicians who manage pregnant women, researchers in cancer including biopharmaceutical companies, and genetic laboratories through its cloud-based Constellation™ software platform.

Product offerings include Spectrum®, a preimplantation genetic test for embryo selection during in vitro fertilization (IVF); Anora® to understand the genetic causes of a pregnancy loss; Horizon™ to detect risk of inherited mutations such as cystic fibrosis and spinal muscular atrophy; Panorama®, a non-invasive pregnancy test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation; Vistara to screen for single-gene disorders that represent total incidence greater than Down syndrome; Evercord™, a cord blood and tissue banking service offered at birth to expectant parents; and SignateraTM (RUO), a personalized cell-free DNA test that can identify minimal residual disease, treatment response, and cancer recurrence to aid researchers in oncology.

Each test described above except SignateraTM (RUO) has been developed and its performance characteristics determined by the CLIA-certified laboratory performing the test. These tests have not been cleared or approved by the U.S. Food and Drug Administration (FDA). Although FDA does not currently clear or approve laboratory-developed tests in the U.S., certification of the laboratory is required under CLIA to ensure the quality and validity of the tests. SignateraTM is for research use only at this time.

Conference Call Information

Event:	Natera’s Fourth Quarter and Year-End 2017 Financial Results

Date:	Tuesday, March 13, 2017

Time:	2:00 p.m. PT (5:00 p.m. ET)

Live Dial-In:	(877) 823-0171, Domestic

(617) 500-6932, International

Conference ID:	8583636

Webcast:	https://edge.media-server.com/m6/p/4yq4cvqh

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including quotations of management, statements under the heading “2018 Financial Outlook,” and statements regarding Natera’s current and new products and services, commercial partners, user experience, clinical trials, future financial outlook and financial performance, opportunities and strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the financial guidance provided; we derive most of our revenues from Panorama, and if our efforts to further increase the use and adoption of Panorama or to develop and commercialize new products and services in the future do not succeed, our business will be harmed; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; uncertainty in the development and commercialization of our enhanced or new tests or services, for example if the results of our clinical studies do not support the use of our tests, could materially adversely affect our business, financial condition and results of operations; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future products or services; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; we may be subject to increased compliance risks as a result of our rapid growth, including our dependence on our direct sales force; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, or we may be required to refund reimbursements already received; and third-party payers may withdraw coverage or provide lower levels of reimbursements due to changing policies, billing complexities or other factors.

Additional risks and uncertainties that could affect Natera’s financial results are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Natera’s most recent quarterly report on Form 10-Q. This is available on Natera’s website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Natera makes with the SEC from time to time.

Contacts

Natera, Inc.

Investor Relations

Mike Brophy, Natera, Inc., 650-249-9091 x1471

mbrophy@natera.com

Barbara Sullivan, Sullivan & Associates, 714-374-6174
bsullivan@sullivanpr.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2017	2016
		(1)
Assets
Current assets:
Cash and cash equivalents	$12,620	$15,256
Restricted cash, current portion	59	1,092
Short-term investments	106,247	130,860
Accounts receivable, net of allowance of $2,000 in 2017 and $1,890 in 2016	8,252	13,396
Inventory	8,998	6,414
Prepaid expenses and other current assets	8,612	7,097
Total current assets	144,788	174,115
Property and equipment, net	29,667	32,289
Restricted cash, long term portion	342	342
Other assets	3,979	3,934
Total assets	$178,776	$210,680
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$8,529	$11,479
Accrued compensation	9,599	11,067
Other accrued liabilities	33,207	19,879
Deferred revenue	1,420	574
Short-term debt financing	50,112	49,624
Warrants	2,644	3,792
Total current liabilities	105,511	96,415
Long-term debt financing	73,065	—
Deferred rent, net of current portion	9,241	7,789
Other long-term liabilities	1,329	—
Total liabilities	189,146	104,204
Stockholders’ equity (deficit):
Common stock (2)	6	5
Additional paid in capital	472,552	453,044
Accumulated deficit	(482,162)	(345,848)
Accumulated other comprehensive loss	(766)	(725)
Total stockholders’ (deficit) equity	(10,370)	106,476
Total liabilities and stockholders’ equity (deficit)	$178,776	$210,680

(1)         The condensed, consolidated balance sheet at December 31, 2016 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

(2)         As of December 31, 2017, there were approximately 54,040,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share data)

	Year ended December 31,
	2017	2016	2015
Revenues
Product revenues	$205,489	$213,968	$188,168
Licensing and other revenues	5,450	3,106	2,187
Total revenues	210,939	217,074	190,355
Cost and expenses
Cost of product revenues	135,508	134,494	112,845
Cost of licensing and other revenues	4,088	1,080	—
Research and development	50,064	41,862	27,711
Selling, general and administrative	155,306	136,126	109,637
Total cost and expenses	344,966	313,562	250,193
Loss income from operations	(134,027)	(96,488)	(59,838)
Interest expense	(4,213)	(533)	(3,505)
Interest benefit from changes in the fair value of long term debt	—	—	964
Interest and other income (expense), net	2,380	1,398	(7,896)
Loss before income taxes	(135,860)	(95,623)	(70,275)
Income tax expense	(454)	(142)	—
Net loss	$(136,314)	$(95,765)	$(70,275)
Unrealized (loss) gain on available-for-sale securities, net of tax	(41)	691	(1,416)
Comprehensive loss	$(136,355)	$(95,074)	$(71,691)

Net loss per share:
Basic	$(2.56)	$(1.86)	$(2.68)
Diluted	$(2.56)	$(1.86)	$(2.68)

Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic	53,312	51,576	26,204
Diluted	53,604	51,576	26,204